UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material under §240.14a-12

Vislink Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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EXPLANATORY NOTE

On June 1, 2020, Vislink Technologies, Inc. created (1) a recorded message, (2) a video, and (3) a letter, each of which was intended to encourage stockholders to vote on the proposals outlined in the proxy materials filed with the Securities and Exchange Commission on March 30, 2020. Included herein are transcripts of the recorded message and the video, and a copy of the letter.

Transcript of recorded message by Michael Bond, Chief Financial Officer of the Company:

Hello this is Mike Bond, Chief Financial Officer of Vislink Technologies, calling with a short message. You should have received an updated voting instruction form relating to the upcoming Annual Meeting of Stockholders, which has been adjourned to Wednesday, June 17, 2020. This voting instruction form requests your vote on items of importance to Vislink and our valued shareholders. Please help us by reading the proxy materials that were previously sent to you and voting before June 17th. The Board of Directors of the Company, our Chief Executive Officer, Mickey Miller, and I encourage you to vote for each of the proposals in the proxy statement, which we believe are in the best interests of the Company and our valued shareholders.

Equally as important, even if you have already voted, please review your votes to make sure that you voted for each of the proposals. If you voted “NO” on Proposal 3, the reverse stock split, please consider changing your vote FOR the proposal. Effecting a reverse stock split in the future is critical for us to remain listed on Nasdaq and may be necessary to issue shares to raise capital or effect acquisitions.

If you have any questions regarding voting your shares, please call the company’s proxy solicitor, Laurel Hill, at 1-888-742-1305. We appreciate your vote and look forward to our future together.

Transcript of video by Carleton “Mickey” Miller, Chief Executive Officer of the Company:

Hi, I am Mickey Miller, the new CEO of Vislink Technologies. I’ve been here for four months, and in that time, I have been incredibly impressed with the talent of our team members, the commitment they have to their customers and the knowledge of their business. I have been equally impressed with our customers. Our technology helps first responders save lives, helps our military protect us, and it allows the sports and entertainment world to create amazing content that we all enjoy.

Over the last four months, we have been working really hard to align our cost structure to our growth initiatives. That’s where I need your help. On June 17th, we are holding our annual shareholder meeting. Prior to that, I need you to vote your proxy. There are three proposals on the proxy. The first is for our slate of directors, five of which are independent. I am the only non-independent on the board. The second is for Marcum, our auditor, and the third is to allow our board to implement a reverse split if we need it for our growth plans. Our board recommends you say “yes” on all proposals. ISS and Glass Lewis, two leading proxy advisory firms, also recommend “yes” on all proposals. I hope you vote “yes.” We have a great opportunity here and I am looking forward to the ride. Thanks for being a Vislink shareholder.

Copy of letter:

URGENT – WE NEED YOUR HELP BEFORE JUNE 17, 2020

Dear Vislink Technologies Shareholder,

We are writing to you directly to ask for your help.

If you have not yet voted upon the proposals ahead of our upcoming annual meeting of stockholders, which has been adjourned to Wednesday, June 17, 2020, we specifically request that you do so as soon as possible and that you support the recommendations of our Board to vote “YES” for each proposal. If you have already voted “NO” on Proposal 3, we urge you to reconsider your vote. Proposal 3 provides our Board with the authority to effect a reverse stock split of our common stock, if necessary, which is critical to our Company and our shareholders for us to remain listed on Nasdaq. Further information on our proposals is contained in our proxy materials that have been provided to you.

If you need assistance in voting your shares, please call our proxy solicitor, Laurel Hill Advisory Group, at 1-888-742-1305.

If you prefer that someone give you a call, click here.

As a shareholder, you might know that our products and services are used to help our country in times of need, including assisting first responders during tragic events that include Hurricane Katrina, Hurricane Maria, the California fires, and the Boston Marathon bombing. Our technology provided high quality, low delay, actionable video to the command and control centers, and ground personnel to remedy the situation.

During the COVID-19 pandemic, Vislink continues to operate as an essential business as we provide critical infrastructure communications equipment to first responders, law enforcement, public safety, the defense industry, and the broadcast/news industry.

Please help us to continue Vislink’s critical mission. Thank you for taking the time to vote and for your continued interest in Vislink.

Very truly yours,

Carleton “Mickey” Miller

Chief Executive Officer

Email: cmm@vislink.com